Exhibit 10.2

Special Severance Program

 for Officers

Adopted by Northeast Utilities Board of Trustees

on January 13, 1998

Amended and Restated effective

 January 1, 2009

ARTICLE I

PURPOSE

The purpose of this Special Severance Program for Officers of Northeast Utilities System Companies (the “Program”) is to provide certain executives with severance payments and benefits in the event of “Termination Upon a Change of Control”, as hereinafter defined.  The Program is not intended to meet the qualification requirements of Section 401 of the Code or to be an “employee pension benefit plan” as defined in ERISA.  The Program is not intended to affect eligibility for or payment of any other compensation or benefits in accordance with the terms of any applicable plans or programs of the Company.

ARTICLE II

DEFINITIONS

When used herein with initial capital letters, each of the following terms shall have the corresponding meaning set forth below unless a different meaning is plainly required by the context in which the term is used:

“Administrator” shall mean the Senior Vice President and Chief Administrative Officer of NUSCO.

“Affiliate” shall mean an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Base Compensation” for any Participant shall mean the Participant’s annualized base rate of salary plus all short-term incentive compensation at the target level for the Participant specified under compensation programs established by the Company for its officers generally, received by the Participant in all capacities with the Company, as would be reported for federal income tax purposes on Form W-2, together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, for the most recent full calendar year immediately preceding the calendar year in which occurs the Participant’s Termination Date or preceding the Change of Control, if higher.  “Base Compensation” shall not include the value of any stock options, stock appreciation rights, restricted stock, or restricted stock units granted to the Participant by the Company.

“Board” shall mean the Board of Trustees of Northeast Utilities.

“Cause” with respect to the Termination of Employment of a Participant shall mean (a) the Participant’s conviction of a felony, (b) in the reasonable determination of the Board, the Participant’s (i) commission of an act of fraud, embezzlement, or theft in connection with Participant’s duties in the course of the Participant’s employment with the Company, (ii) acts or omissions causing intentional, wrongful damage to the property of the Company or intentional and wrongful disclosure of Confidential Information, or (iii) engaging in gross misconduct or gross negligence in the course of the Participant’s employment with the Company, or (c) the Participant’s material breach of his or her obligations under any written agreement with the

Company if such breach shall not have been remedied within 30 days after receiving written notice from the Administrator specifying the details thereof.  For purposes of this Program, an act or omission on the part of a Participant shall be deemed “intentional” only if it was not due primarily to an error in judgment or negligence and was done by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

“Change of Control” shall mean the happening of any of the following:

(i)

Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than Northeast Utilities, its Affiliates, or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Northeast Utilities representing more than 20% of the combined voting power of either (i) the Outstanding Common Shares or (ii) the Voting Securities; or

(ii)

Individuals who, as of the beginning of any twenty-four month period, constitute the trustees of NU (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board or cease to be able to exercise the powers of the majority of the Board, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the common shareholders of Northeast Utilities was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the trustees of Northeast Utilities (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii)

Consummation by Northeast Utilities of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Shares and Voting Securities immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and Voting Securities, as the case may be; or

(iv)

Consummation of a complete liquidation or dissolution of Northeast Utilities or sale or other disposition of all or substantially all of the assets of Northeast Utilities other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Shares and Voting Securities, as the case may be, immediately prior to such sale or disposition.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or any subsequent committee of the Board that has primary responsibility for compensation policies. In the absence of such a committee, “Committee” shall mean the Board or any committee of the Board designated by the Board to perform the functions of the Committee under the Program.

“Company” includes, individually and/or collectively as the context requires, Northeast Utilities, NUSCO, and all other entities that have approved and adopted this Program pursuant to Article VII, whether or not an individual such entity directly compensates the Participant or the Participant appears on the payroll of such entity.

“Disability” shall mean the mental or physical condition which qualifies a Participant for benefits under the Company’s long term disability plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Flexible Benefits Plan” shall mean the Northeast Utilities Service Company Flexible Benefits Plan, or any other successor health plan sponsored by the Northeast Utilities Service Company.

“Notice of Termination” shall mean a written notice given in accordance with Article VIII(f) that (a) indicates the specific termination provision in this Program relied upon, (b) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

“NUSCO” shall mean Northeast Utilities Service Company, its successors and assigns.

“Outstanding Common Shares” at any time shall mean the then outstanding common shares of Northeast Utilities.

 “Participant” at any time shall mean each person then holding the office of vice president or higher level of the Company, not including assistant officers, who (a) has signed a non-competition agreement with the Company in the form of Annex 1 hereto or in such form as has been approved by the Administrator for this purpose from time to time, and (b) is not a party to a then effective separate written agreement with the Company which has been adopted by the Board and expressly provides benefits following a change of control of Northeast Utilities (unless such agreement expressly provides for participation in this Program).

“Termination Date” with respect to any Participant shall mean the date of any action by the Company constituting a Termination Upon a Change of Control of such Participant.

“Termination of Employment” of a Participant shall mean the termination of the Participant’s actual employment relationship with the Company occasioned by the Company’s action. Whether a Participant has had a Termination of Employment shall be determined by the Company on the basis of all relevant facts and circumstances with reference to Treasury Regulations Section 1.409A-1(h).

 “Termination Upon a Change of Control” of a Participant shall mean a Termination of Employment during the period beginning on the earlier of (a) approval by the shareholders of Northeast Utilities of a Change of Control or (b) consummation of a Change of Control and, in either case, ending on the second anniversary of the earlier of (a) or (b) (or if such period started on shareholder approval and after such shareholder approval the Board abandoned the transaction, on the date the Board abandoned the transaction) either:

(i)  initiated by the Company for any reason other than the Participant’s (A) Disability, (B) death, (C) retirement on or after attaining age 65, or (D) Cause, or

(ii) initiated by the Participant upon written notice to the Company provided within 90 days of the initial existence of any of the following circumstances unless such circumstances are corrected within 30 days after the Company’s receipt of such notice (A) any significant reduction by the Company of the authority, duties or responsibilities of the Participant, (B) any material reduction of the Participant's compensation or benefits as in effect immediately prior to the Change of Control, (C) the assignment to the Participant of duties which are materially inconsistent with the duties of the Participant's position with the Company or those of his or her supervisor, or (D) if the Participant is transferred, without the Participant's written consent, to a location that is more than 50 miles from the Participant's principal place of business immediately preceding the Change of Control.

“Voting Securities” at any time shall mean the then outstanding voting securities of Northeast Utilities entitled to vote generally in the election of trustees of Northeast Utilities.

ARTICLE III

BENEFITS

(a)

Benefits Following Termination Upon a Change of Control.  Upon a Participant’s Termination Upon a Change of Control, provided that the Participant executes a written release substantially in the form of Annex 2 hereto and returns such executed release to the Company not fewer than eight days before the date provided in subsection (iv) below for payment of the amounts provided in subsection (i) below, the Participant shall be entitled to receive:

(i) A single cash payment in an amount equal to two times the Participant’s Base Compensation;

(ii) Each of the Participant, his or her eligible spouse and dependents shall be eligible for a continuation of all employee health plan benefits provided under the Flexible Benefits Plan in accordance with the continuation of coverage rules under Section 4980B of the Code (“COBRA”), which coverage shall be provided on a subsidized basis for so long as such COBRA coverage continues so that the Participant’s cost for such COBRA coverage will not be greater than the cost charged to an active employee of the Company for comparable non-COBRA coverage. To the extent that such Company subsidy exceeds any COBRA subsidy that the Company provides to employees generally under the Flexible Benefits Plan, such subsidized COBRA coverage will be includible in the Participant’s income for tax purposes, but the Company will provide tax gross-up payments with respect to such taxable COBRA coverage concurrently with the inclusion of such taxable COBRA coverage in the Participant’s income such that the tax gross-up payments will reimburse the Participant for all Federal and state income taxes at the highest marginal rate and reimbursement for the Hospital Insurance portion of FICA tax withholding resulting from the inclusion in the Participant’s income of such taxable COBRA coverage and from the reimbursement of such taxes. Immediately following the exhaustion of such COBRA coverage and provided that the Participant has not become covered by other group health plan coverage or entitled to Medicare, within the meaning provided in Section 4980B(f)(2)(B)(iv) of the Code, the Participant, his or her eligible spouse and dependents will be eligible to participate in the Company’s executive retiree health plan for a period of time equal to the positive difference between 24 months and the duration of the Participant’s COBRA coverage period, with such executive retiree health plan coverage to be provided on a subsidized basis so that the Participant’s net after-tax cost for such executive retiree health plan coverage will generally not be greater than the cost charged to an active employee of the Company for comparable coverage under the Flexible Benefits Plan. The Participant’s cost for such executive retiree health plan coverage shall be paid on an after-tax basis and the Company subsidy for such executive retiree health plan coverage shall be includible in the Participant’s income for tax purposes, but the Company will provide tax gross-up payments with respect to such taxable subsidized coverage concurrently with the inclusion of such taxable coverage in the Participant’s income such that the tax gross-up payments will reimburse the Participant for all Federal and state income taxes at the highest marginal rate and reimbursement for the Hospital Insurance portion of FICA tax withholding resulting from the inclusion in the Participant’s income of such Company subsidy and from the reimbursement of such taxes.

(iii) On such Participant’s Termination Upon a Change of Control all stock options, and restricted shares (the “equity awards”) and performance units previously granted to the Participant, to the extent not already vested prior to the Termination Date, shall be fully vested and, in the case of options, exercisable as if the Participant had remained actively employed by the Company, including with respect to options the right of exercise, where appropriate, within 36 months after the Termination Date; provided, however, that any such performance units shall be valued as if the Company had met all performance targets during the applicable performance period and, provided further, that notwithstanding such acceleration of vesting, the time of payment of such equity awards shall be governed by the terms of the applicable program documents operating under the Northeast Utilities Incentive Plan.

(iv) Amounts payable under this Article III following a Participant’s Termination Upon a Change of Control will be paid on or before the 30th day following the Participant’s Termination Upon a Change of Control, determined in the sole discretion of the Company, except as otherwise provided in Article VIII(d) and in subsection (ii) above with respect to subsidized COBRA coverage and executive retiree health plan coverage (and the tax gross-up payments with respect thereto) and in subsection (iii) above with respect to the equity awards.  Any reimbursements made or in-kind benefits provided under this Article III shall comply with the requirements set forth in Article VIII(d)(ii) and any tax gross-up payments provided under this Article III shall comply with the requirements set forth in Article VIII(d)(iii). Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Article III is not administratively practicable due to events beyond the control of the Participant (or the Participant’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code.

(b)

Certain Reduction of Payments.

(i)

Anything in this Program to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Program or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”),  and that such Participant would receive a greater net amount if the Payment to the Participant were reduced to avoid the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of the Participant pursuant to this Program (such payments or distributions pursuant to this Program are hereinafter referred to as “Program Payments”) shall be reduced (but not below zero) to the Reduced Amount.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Program Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code.  For purposes of this Article III(b), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii)

All determinations to be made under this Article 3(b) shall be made by the Company’s independent public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and the affected Participant within 10 days of the Termination Date of such Participant.  Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. The Program Payments under Article III shall be reduced in the following order to eliminate the “excess parachute payments” to the Reduced Amount: (A) restricted share units, (B) performance cash, (C) severance provided under this Program, and (D) all other payments to the Participant.

(iii)

As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Program Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Program Payments which have not been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.   In the first year in which it is administratively practicable for the Accounting Firm to review the determination it made pursuant to Article III (b)(ii), which shall not be more than two years following the Termination of Employment of any Participant, the Accounting Firm shall review such determination.  In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be repaid to the Company by the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the “Federal Rate”); provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not increase the net amount which is payable to the Participant after taking into account the provisions of Section 4999 of the Code.  In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be paid by the Company to or for the benefit of the Participant together with interest at the Federal Rate in the first taxable year of the Participant in which calculation of the amount of the Underpayment is administratively practicable.

(iv)

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b)(ii) and (b)(iii) above shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b)(ii) and (b)(iii) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.

(b)

Vesting.  A Participant shall be vested and shall have a nonforfeitable right with respect to the benefits to be provided hereunder from and after the Termination Date.  The respective rights and obligations of the Company and the Participant under this Program shall survive any termination of Participant’s employment to the extent necessary to the intended preservation of such rights and obligations.

(c)

Non-Exclusivity of Rights.  Nothing in this Program shall prevent or limit any Participant’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which such Participant may qualify; provided, however, that if such Participant becomes entitled to and receives all of the payments provided for in this Program, the Participant hereby waives his or her right to receive payments under any severance plan or similar program applicable to employees of the Company generally.

(d)

Notice of Termination.  No Termination Upon a Change of Control shall be effective unless accompanied or preceded by a Notice of Termination.

ARTICLE IV

FUNDING

Benefits payable under this Program shall be unfunded, as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(a)(6) of ERISA, with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, and the Administrator shall administer this Program in a manner that will ensure that benefits are unfunded and that Participants will not be considered to have received a taxable economic benefit prior to the time at which benefits are actually payable hereunder. Accordingly, the Company shall not be required to segregate or earmark any of its assets for the benefit of Participants or their spouses or other beneficiaries, and each such person shall have only a contractual right against the Company for benefits hereunder. The Company may from time to time establish a trust and deposit with the trustee thereof funds to be held in trust for the payment of benefits hereunder; provided, that the use of such funds for such purpose shall be subject to the claims of the Company’s general creditors as set forth in the agreement establishing any such trust. The rights and interests of a Participant under this Program shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by a Participant or any person claiming under or through a Participant, nor shall they be subject to the debts, contracts, liabilities or torts of a Participant or anyone else prior to payment. The Treasurer of NUSCO may from time to time appoint an investment manager or managers for the funds held in any such trust.

ARTICLE V

ADMINISTRATION

The Program shall be operated under the direction of the Committee and administered by the Administrator. The calculation of all benefits payable under the Program shall be performed by the Administrator, subject to the review of the Committee.

ARTICLE VI

CLAIMS PROCEDURE

All claims for benefits under this Program shall be determined under the claims procedure in effect under the Northeast Utilities Service Company Retirement Plan on the date that such claims are submitted, except that the Administrator shall make initial determinations with respect to claims hereunder and the Committee shall decide appeals of such determinations.  In the event that any dispute under the provisions of this Program is not resolved to the satisfaction of the affected Participant, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Hartford, Connecticut in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the affected Participant, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided in Section 52-418 of the Connecticut General Statutes) and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Program or to award a remedy for a dispute involving this Program other than a benefit specifically provided under or by virtue of the Program.  If a Participant prevails on any material issue which is the subject of any such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and the Participant’s reasonable attorneys’ fees and expenses). Any such payment or reimbursement shall be made in accordance with the reimbursement rules set forth in Article VIII(d)(ii).  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

ARTICLE VII

ADOPTION BY COMPANY: OBLIGATIONS OF COMPANY

(a)

At the earliest feasible time or times, Northeast Utilities shall cause each entity in which it now or hereafter holds, directly or indirectly, more than a 50 percent voting interest to approve and adopt this Program and, by such approval and adoption, to be bound by the terms hereof.

(b)

Benefits under this Program shall, in the first instance, be paid and satisfied by NUSCO.  If NUSCO shall be dissolved or for any other reason shall fail to pay and satisfy such benefits, each individual entity referred to in (a) above shall pay and satisfy its share of such benefits, such share to be the ratio of the Participant’s Base Compensation charged to such entity during the three calendar years immediately preceding the Participant’s Termination Upon a Change of Control to the total of the Participant’s Base Compensation charged to all such entities during the same period.

(c)

 The Declaration of Trust of Northeast Utilities provides that no shareholder of Northeast Utilities shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of Northeast Utilities or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof. Any liability for benefits under this Program incurred by Northeast Utilities shall be subject to the foregoing provisions of this Article 7 (c).

ARTICLE VIII

MISCELLANEOUS

(a)

Amendment or Termination.  Prior to the occurrence of a Change of Control, the Board or the Committee may amend or discontinue this Program at any time upon providing prior written notice to each Participant specifying the changes to be made.  Any amendment will not be effective until at least two years following such notice, except in the case of an amendment that does not materially impact the timing or amount of benefit provided or is required under statute, regulation, other law, or rule of a governing or administrative body having the effect of a statute or regulation.  Upon and following a Change of Control, this Program may not be amended or terminated in any way that would eliminate or reduce the payments and benefits owing to Participants under the Program.

(b)

Headings.  Headings are included in the Program for convenience only and are not substantive provisions of the Program.

(c)

Applicable Law.  This Program shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of laws provisions. Anything in this Agreement to the contrary notwithstanding, the terms of this Program shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder and the Company shall have no right to make any payment under this Program except to the extent such action would not subject any Participant to the payment of any tax penalty or interest under Section 409A of the Code. The Company shall have no obligation, however, to reimburse a Participant for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of a Participant under Section 409A of the Code except that this provision shall not apply in the event of the Company’s negligence or willful disregard in interpreting the application of  Section 409A of the Code to the Program which negligence or willful disregard causes the Participant to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case the Company will reimburse the Participant on an after-tax basis for any such tax penalty or interest not later than the last day of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the applicable taxes and interest.

(d)

Compliance with Section 409A.

(i)

Delayed Payments Under Section 409A.  Anything in this Program to the contrary notwithstanding, payments to be made under this Program upon a Participant’s Termination Date which are subject to Section 409A of the Code shall be delayed for six months following such Termination Date if such Participant is a Specified Employee as defined herein on the Termination Date.  In the event of any such delay in the payment date, the Company will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of the interest discount rate used for financial accounting purposes to compute the present value liability of the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies for the plan year immediately preceding the date of the Specified Employee’s Termination Date  multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The Company will pay the adjusted payment at the beginning of the seventh month following the Participant’s Termination Date. In the event of the Participant’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which the Participant’s death occurs.  A Specified Employee shall mean a Vice President or more senior officer of the Company at any time during a calendar year in which case such employee shall be considered a Specified Employee for the 12-month period beginning on the first day of the fourth month immediately following the end of such calendar year.

(ii)

Reimbursements and In-Kind Benefits Subject to Section 409A.  Any reimbursements made or in-kind benefits provided under this Program shall be subject to the following limitations:

(A) the amount of expenses eligible for reimbursement or in-kind benefits provided during any one taxable year of the Participant shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year;

(B) the reimbursement of any expense shall be made not later than the last day of the Participant’s taxable year following the Participant’s taxable year in which the expense is incurred;

(C) the right to reimbursement of an expense or in-kind benefits provided shall not be subject to liquidation or exchange for another benefit.

In addition, any reimbursements made or in-kind benefits provided under Article III(a)(ii) for COBRA continuation coverage shall be exempt from Section 409A of the Code and from the six-month delay in payment described in subsection (i).

(iii)

Tax Gross-Up Payments.  Anything in this Program to the contrary notwithstanding, any tax gross-up payments provided under this Program shall be made no later than the end of the taxable year next following the taxable year in which the Participant remits the related taxes.

(iv)

Exemptions from Section 409A. The Participant’s right to payments under Article III(a)(ii) of this Program shall be treated at all times as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.  It is intended that: (A) all payments made under this Program on or before the 15th day of the third month following the end of the Participant’s taxable year in which the Participant terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (the “Exempt Short-Term Deferral Payments”); and (B) payments under this Program, in excess of the Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year of the Participant following the Participant’s taxable year in which the Participant terminates employment in an aggregate amount not exceeding two times the lesser of: (y) the sum of the Participant’s annualized compensation based on the Participant’s annual rate of pay for the Participant’s taxable year preceding the taxable year in which the Participant terminates employment (adjusted for any increase during that year that was expected to continue indefinitely if the Participant had not terminated employment); or (z) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(e)

Mitigation.  No Participant shall be required to mitigate the amount of any payment or benefit provided for in this Program by seeking other employment or otherwise and there shall be no offset against amounts due any Participant under this Program on account of any remuneration attributable to any subsequent employment that  may be obtained.

(f)

Notices.  All notices and other communications required or permitted under this Program or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail to the last known address of the Company or the Participant, as the case may be, reflected upon Company records.  Notices to the Company shall be addressed to:

Northeast Utilities Service Company

P.O. Box 270

Hartford, CT 06141-0270

Attention: Vice President -Human Resources

(g)

Binding Effect; Successors and Assigns.  All of the terms and provisions of this Program shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Participants under this Program are of a personal nature and shall not be assignable or delegatable in whole or in part by the Participants.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Participants, expressly to assume and agree to perform this Program in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

(h)

Severability.  If any provision of this Program or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Program which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

(i)

Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Program is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Program or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Program or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

(j)

Independent Benefit Entitlement.  An amount paid to a Participant under the Plan will not be diminished because the Participant also is eligible for an award under the Northeast Utilities Incentive Plan or any program operating thereunder.

(k)

Beneficiaries/References.  Each Participant shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Program following his or her death by giving the Company written notice thereof.  In the event of a Participant’s death or a judicial determination of a Participant’s incompetence, reference in this Program to “Participant” shall be deemed, where appropriate, to refer to such Participant’s beneficiary, estate or other legal representative.

(l)

Withholding.  The Company may withhold from any payments under this Program all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Each Participant shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Program.

(m)

Establishment of Trust.  The Company may establish an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy any of its obligations under this Program.  Funding of such trust fund shall be subject to the Board’s discretion, as set forth in the agreement pursuant to which the fund will be established.